Exhibit 3.1

WWW.BUSINESSREGIESTRATIONS.COM	FORM DC-3
Nonrefundable Filing Fee: $25.00	7/2008

STATE OF HAWAII DEPARTMENT OF COMMERCE AND CONSUMER AFFAIRS Business Registration Division 335 Merchant Street Mailing Address: P.O. Box 40, Honolulu, Hawaii 96810 Phone No. (808) 586-2727

ARTICLES OF AMENDMENT

(Section 414-286, Hawaii Revised Statutes)

PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK

The undersigned, duly authorized officer of the corporation submitting these Articles of Amendment, certifies as follows:

1.               The name of the corporation is:

Central Pacific Financial Corp.

2.               The amendment(s) adopted is attached.

3.               The total number of shares outstanding is:  28,756,073 common

4.               The amendment(s) was adopted (check one):

☒ at a meeting of the shareholders held on	October 22, 2009
	(Month	Day	Year)

Class/Series	Total Number of Votes Entitled to be Cast	Number of Votes Cast For Amendment	Number of Votes Cast Against Amendment
Common	28,756,073	see attached	see attached

OR

☐ by written consent dated				which all of the shareholders signed.
	(Month	Day	Year)

5.               If the amendment(s) provides for an exchange, reclassification, or cancellation of issued shares, provisions necessary to effect the exchange, reclassification, or cancellation, if any, have been made.

The undersigned certifies under the penalties of Section 414-20, Hawaii Revised Statutes, that the undersigned has read the above statements, I/we are authorized to make this change, and that the statements are true and correct.

Signed this 23RD day of October, 2009

Glenn K.C. Ching
Senior Vice President	/s/ Glenn K.C. Ching
(Type/Print Name & Title)	(Signature of Officer)

SEE INSTRUCTIONS ON REVERSE SIDE.  The articles must be signed by at least one officer of the corporation.

ATTACHMENT TO ARTICLES OF AMENDMENT

of

CENTRAL PACIFIC FINANCIAL CORP.

Item 1 of Article IV of the Restated Articles of Incorporation of Central Pacific Financial Corp., as amended, is hereby amended to read as follows:

“1.           The amount of authorized capital stock of the Corporation shall be ONE HUNDRED EIGHTY FIVE MILLION (185,000,000) shares of common stock, no par value per share, and ONE MILLION (1,000,000) shares of preferred stock, no par value per share.  The Corporation shall have the privilege of subsequent extensions of its capital stock from time to time in the manner provided by law.”

Number of Votes Cast for the Foregoing Amendment	Number of Votes Cast against the Foregoing Amendment
21,427,599.591	2,901,356.595

A new Article X is hereby added to the Restated Articles of Incorporation of Central Pacific Financial Corp., as amended, to read as follows:

“ARTICLE X

1.             The Corporation may amend these Articles of Incorporation at any time in the manner now or hereafter prescribed or permitted by law, provided that, except as otherwise provided in these Articles of Incorporation, any amendment shall be approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon, unless any class of shares is entitled to vote thereon as a separate voting group, in which event the proposed amendment shall be approved by the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote thereon as a separate voting group and of the total shares entitled to vote thereon.”

Number of Votes Cast for the Foregoing Amendment	Number of Votes Cast against the Foregoing Amendment
21,660,547.957	2,894,938.295